Exhibit 4.8

SHARE TRANSFER AGREEMENT

This SHARE TRANSFER AGREEMENT(“Agreement”) is entered into as of April 20, 2022:

PARTIES:

1.

Opera Limited, an exempted company organized and existing under the laws of Cayman Islands, whose registered office is located at the offices of Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Seller”); and

2.

Kunlun Tech Limited, a company organized and existing under the laws of the Hong Kong Special Administrative Region, whose registered office is located at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the “Purchaser”).

The Seller and the Purchaser shall hereinafter jointly be referred to as the “Parties” and individually as “Party”.

RECITALS

WHEREAS, Star Group Interactive Inc (the “Company”) is an exempted company organized and existing under the laws of Cayman Islands.

WHEREAS, Seller owns 120,000,000 Series A Preferred Shares of the Company (the “Transfer Shares”), which constitutes 19.35% of the total issued and outstanding shares of the Company on a fully-diluted basis.

WHEREAS, the Seller desires to sell the Transfer Shares of the Company to the Purchaser, and the Purchaser desires to purchase the Transfer Shares from Seller, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties agree as follows:

1.	SALE AND PURCHASE

Subject to the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell, and the Purchaser hereby agrees to purchase the Transfer Shares.

2.	PURCHASE PRICE

The aggregate consideration to be paid by the Purchaser to the Seller for the purchase of the Transfer Shares, shall be US83,467,742 (the “Purchase Price”).

3.	CLOSING

3.1.

The transfer and purchase of the Transfer Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures upon all closing condition specified in Section 3.4 hereof having been satisfied or waived by the Purchaser, or at such other time and place as the Seller and the Purchaser mutually agree in writing. The date and time of the Closing is referred to herein as the “Closing Date”.

3.2.

After the Closing, the Purchaser shall deliver to the Seller the Purchase Price on or prior to the date specified below in respect of such portion, by wire transfer of immediately available funds to the account designated by the Seller in writing no later than five (5) Business Days in advance:

(a)	34% of the Purchaser Price (i.e., US28,379,032), within ten (10) Business Days following the Closing Date (the “First Tranche Date”);

(b)	33% of the Purchaser Price (i.e., US27,544,355) plus accrued interest, on or prior to December 31, 2023; and

(c)	33% of the Purchaser Price (i.e., US$27,544,355) plus accrued interest on or prior to December 31, 2024.

3.3.

From the First Tranche Date, the Purchaser shall bear deferred payment interest at a simple annual rate of 3.5% on its unpaid portion of the Purchase Price, until relevant portion is paid pursuant to Section 3.2.

3.4.	At the Closing, the Seller shall deliver, or cause to be delivered to the Purchaser:

(a)	the original share certificate in the name of the Seller, representing the ownership by the Seller of the Transfer Shares;

(b)	a duly authorized and executed instrument of transfer dated as of the Closing Date, in the form attached hereto as Exhibit A;

(c)	a true copy of the Company’s updated register of members of the Company, evidencing the Purchaser’s ownership of the Transfer Shares; and

(d)

a true copy of the share certificate in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, evidencing the ownership by the Purchaser of the Transfer Shares. Within seven (7) business days after the Closing Date, the Seller shall cause the Company deliver to the Purchaser an original share certificate representing the Transfer Shares.

3.5.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions (the “Closing Conditions”) as of the Closing Date:

(a)

Representations and Warranties. Each of the representations and warranties of the Seller in Section 4.1 shall have been true and correct when made and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing Date;

(b)

Performance. The Seller shall have performed and complied with all obligations and covenants contained in this Agreement that are required to be performed or complied with by them in all material respects on or before the Closing;

(c)

No Material Adverse Effect. Since the date of this Agreement, there has been no event, occurrence, fact, condition, change, development or material violation of applicable law by the Company that has had, or would reasonably be expected to have, individually or together with other events, occurrences, facts, conditions, changes, developments or material violation of applicable law, (i) a material adverse effect on the business, operations, results of operations, financial condition, assets or liabilities of the Company taken as a whole or the Shares, (ii) material impairment of the ability of Seller to perform its material obligations under this Agreement, or (iii) material impairment of the validity or enforceability of this Agreement against Seller; including but not limited to any event which would give rise to any obligation on the part of holder of the Transfer Shares to undertake, or to bear all or any portion of the costs of, any substantial remedial action of any nature to address such material impairment;

(d)

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement and all documents and instruments incident to such transactions shall be completed and reasonably satisfactory in substance and form to the Purchaser; and

(e)

Authorization. The resolutions of the board of directors and shareholders of the Company, and the resolutions of the board of directors of the Seller shall have respectively approved the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and upon the Closing.

4.	REPRESENTATIONSAND WARRANTIES

4.1.	The Seller hereby represents and warrants to the Purchaser as of the date hereof and the Closing Date, the following:

(a)

Organization; Authorization. The Seller has been duly organized and validly exists under the laws of its jurisdiction of organization. The Seller has full organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable laws affecting creditors’ rights and to equitable principles;

(b)

No Breach. The execution and delivery of this Agreement by the Seller, the consummation of the transactions contemplated in this Agreement, and the compliance with the terms of this Agreement will not conflict with, result in the breach of, or constitute a material default under, or require any notice, consent or approval under, or trigger or accelerate the rights of any person under, any agreement or instrument to which the Seller is a party or by which they may be bound;

(c)

Ownership and Transfer Shares. The Seller is the sole record and beneficial owner of the Transfer Shares, free and clear of all liens. The Seller has the power to sell, transfer, assign and deliver its Transfer Shares as provided in this Agreement and, upon Closing Date, such transfer and delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of all liens. Each Transfer Share of the Seller is duly authorized, validly issued, fully paid and non-assessable at the Closing;

(d)

Consents. No license, orders, permissions, consents, approvals or authorizations of any person are required to be obtained by the Seller and no notifications, registrations or declarations are required to be filed by the Seller in connection with the execution and delivery of this Agreement or the acquisition of the Transfer Shares;

(e)

No Litigation. There is no material action, suit, proceeding, judgment, claim or investigation pending with respect to the Transfer Shares which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement; and

(f)

Compliance with Laws. The Seller is, and has at all times been, in compliance with all legal requirements applicable to the Transfer Shares, as applicable. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time, or both) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any legal requirement applicable to the Transfer Shares, as applicable. The Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any governmental authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any such legal requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the seller to undertake, or to bear all or any portion of the cost of, any, corrective or response action of any nature.

4.2.	The Purchaser hereby represents and warrants to the Seller, as of the date hereof and the Closing Date, the following:

(a)

Organization; Authorization. The Purchaser has been duly organized and is validly existing under the laws of its jurisdiction of organization. The Purchaser has full organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable laws affecting creditors’ rights and to equitable principles;

(b)

No Breach. The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated in this Agreement, and the compliance with the terms of this Agreement will not conflict with, result in the breach of, or constitute a material default under, or require any consent or approval under, any agreement or instrument to which the Purchaser is a party or by which it may be bound; and

Purchase for Own Account. The Purchaser hereby confirms that the Transfer Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

5.	TAX AND COSTS

5.1.	Transaction Expenses. Each Party shall bear its own applicable cost arising out of or related to the Transaction in accordance with applicable laws and regulations.

5.2.

Tax. Each Party shall bear any and all taxes imposed on such party under any applicable law and regulations with respect to the transactions contemplated by such party hereunder, if and as applicable. For the avoidance of doubt, in connection with the transaction contemplated hereby:

(a)

the Seller shall, at its own expense, duly and properly handle the relevant tax filings and disclosures with the competent tax authorities (the “Tax Authorities”) required of the Seller under applicable laws;

(b)	the Purchaser shall, at its own expense, duly and properly handle the relevant tax filings (if any) and disclosures (if any) with the Tax Authorities required of the Purchaser under applicable laws;

and such filings and disclosures shall be made in accordance with the requirements of applicable laws. Following the Closing Date, the Seller shall cooperate with the Purchaser, as and to the extent reasonably requested by the Purchaser, in connection with the filing of tax returns pursuant to this Agreement and any requirement of the Tax Authorities. The Seller shall promptly indemnify and hold harmless the Purchaser from and against any losses suffered by the Purchaser due to Seller’s breach of its obligations under this Section 5.2.

6.	GOVERNING LAW AND DISPUTE RESOLUTION

6.1.

Governing Law. The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the Hong Kong.

6.2.

Dispute Resolution. Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration. The arbitration shall be conducted in English in Hong Kong at the Hong Kong International Arbitration Centre in accordance with Hong Kong International Arbitration Center Administered Arbitration Rules then in effect. The number of arbitrators shall be three (3). The seat of the arbitration shall be Hong Kong.

7.	MISCELLANEOUS

7.1.

Indemnification. In the event of any breach or violation of this Agreement by any Party or any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by any Party (the “Breach Party”) contained herein (each a “Breach”), such Party shall use its reasonable best efforts to cure such Breach (to the extent that such Breach is curable) to the satisfaction of the other Parties. Notwithstanding the foregoing, each Breach Party shall also indemnify the other Party and its Affiliates, limited partners, members, shareholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Loss”) resulting from, or arising out of, or due to, directly or indirectly, any Breach.

7.2.

Termination. This Agreement may be terminated by mutual written consent of the Parties. Such termination shall be without prejudice to any claims for damages or other remedies that the Parties may have under this Agreement or applicable laws.

7.3.

Confidentiality. The terms and conditions of this Agreement (collectively, the “Confidential Information”), including their existence and the transactions contemplated hereby, shall be considered confidential information and, without the written approval of the other Party, shall not be disclosed (a) by any press release or public announcement, or (b) otherwise to any other person except that (i) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons are under appropriate nondisclosure obligations; (ii) and if any Party is requested or becomes legally compelled to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 7.3, such Party shall promptly provide the other Party with written notice of that fact so that such other Party may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Seller shall be entitled to issue a press release announcing its sale of the Transfer Shares and otherwise make any other required disclosure in accordance with the securities laws of the United States and the listing rules of the Nasdaq stock exchange.

7.4.

Specific Performance and Remedies. This Agreement is binding upon and shall inure to the benefit of the Parties. Each Party shall be entitled to seek specific performance of this Agreement. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

7.5.

Assignment. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any Party without the prior written consent of the other Party, except that the Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.

7.6.

Entire Agreement. This Agreement, including the recitals and schedules, supersedes all prior discussions and agreements between the Parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

7.7.	Amendment. No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereto shall be valid or binding unless made in writing and duly executed by all the Parties.

7.8.

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future applicable law, and if the rights or obligations under this Agreement of the Seller and the Purchaser shall not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Without prejudice to the foregoing, the Parties hereto shall mutually agree to provide a legal valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible.

7.9.

Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. The delivery of signed counterparts by facsimile transmission or electronic mail in "portable document format" shall be as effective as signing and delivering the document in person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Opera Limited

By: /s/ Frode Jacobsen

Name: Frode Jacobsen

Title: CFO

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Kunlun Tech Limited

By: /s/ Jin Tian

Name: Jin Tian

Title: Director

EXHIBIT A

INSTRUMENT OF TRANSFER

We, Opera Limited (the “Transferor”), hereby assign and transfer unto Kunlun Tech Limited (the “Transferee”) 120,000,000 Series A Preferred Shares (the “Shares”) of Star Group Interactive Inc, an exempted company incorporated in the Cayman Islands (the “Company”), standing in our name on the register of members of the Company. And we, the said Transferee, do hereby agree to take the said Shares.

Date: April 20, 2022

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE OF INSTRUMENT OF TRANSFER]

Transferor:

Opera Limited

By:_________________

Name: Frode Jacobsen

Title: CFO

[SIGNATURE PAGE OF INSTRUMENT OF TRANSFER]

Transferee:

Kunlun Tech Limited

By:________________

Name:

Title: